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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        RAPTOR NETWORKS TECHNOLOGY, INC.
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              (Exact name of registrant as specified in it charter)


                COLORADO                                84-1573852
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1241 E. DYER ROAD, SUITE 150, SANTA ANA, CALIFORNIA              92705
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(Address of principal executive offices)                       (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                        Name of each exchange on which
     to be so registered                        each class is to be registered

Not Applicable                             Not Applicable
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If this form related to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form related to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:
Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                                (Title of Class)


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                                (Title of Class)








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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
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         The securities to be registered hereunder are the common stock, par value $0.001 per share, of Raptor Networks Technology, Inc., a Colorado corporation (the "Registrant").

         General
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         The Registrant's Articles of Incorporation, as amended, authorizes the issuance of up to 75,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of July 14, 2005, there were 36,645,441 shares of common stock issued and outstanding, no shares of preferred stock issued and outstanding and no series or rights, powers or preferences of the Registrant's preferred stock have been established.

         Common Stock
         ------------

         The holders of the Registrant's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the Registrant's Board of Directors (the "Board of Directors") out of legally available funds. Upon the Registrant's liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Registrant's debts and other liabilities of the Registrant, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

         Preferred Stock
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         The affirmative vote of the holders of a majority of the Registrant's common stock is required to designate one or more series of preferred stock and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. Thereafter, the Board of Directors has the authority to issue the preferred stock from time to time without any further action by the stockholders. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of the Registrant. The existence of authorized but unissued preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Registrant by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Registrant's best interests, the Board of Directors could cause shares of preferred stock of a series previously approved by the stockholders to be issued without further stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. There are no shares of preferred stock currently outstanding and no rights, powers or preferences concerning the Registrant's authorized preferred stock have been established.


ITEM 2. EXHIBITS.
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Exhibit
Number                    Description
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    3.1         Articles of Incorporation, as amended as of June 8, 2005
                (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-KSB filed April 15, 2005)

    3.2 Articles of Amendment to Articles of Incorporation increasing Registrant's authorized common stock to 75,000,000, effective June 9, 2005 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 8-K filed June 15, 2005)

    3.3 Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement No. 333-74846 filed on December 10, 2001)

    3.4 Amendment to Bylaws - Article II, Section I (incorporated herein by reference to Exhibit 3.3 to the Registrant's Form 10-KSB filed April 15, 2005)

    4.1(X)      Specimen of Registrant's Common Stock Certificate

(X) Filed Herewith







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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 14, 2005                      /s/ Bob van Leyen
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                                          Bob van Leyen, Chief Financial Officer